Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related prospectus of The Toronto-Dominion Bank for the registration of U.S.$75,000,000,000 of its senior debt securities, subordinated debt securities, Class A first preferred shares, common shares, warrants, subscription receipts and units and to the incorporation by reference of our reports dated December 4, 2024 with respect to the consolidated financial statements of The Toronto-Dominion Bank and on the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank, included in its Annual Report (Form 40-F) for the year ended October 31, 2024, filed with the Securities and Exchange Commission on December 5, 2024, as amended by its Annual Report (Form 40-F/A), filed with the SEC on December 9, 2024.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 20, 2024